                                                                   Sub-Item 77C

              SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS

               INVESCO VAN KAMPEN SELECT SECTOR MUNICIPAL TRUST

An Annual Meeting ("Meeting") of Shareholders of Invesco Van Kampen Select Sector Municipal Trust (the "Fund") was held on July 17, 2012. The Meeting was held for the following purpose:

(1). Elect two Class III Trustees, one by the holders of Common Shares and Preferred Shares voting together as a single class, and one Class III Trustee by the holders of Preferred Shares voting separately, each of whom will serve for a three-year term or until his or her successor has been duly elected and qualified.

The results of the voting on the above matter were as follows:

                                                  Votes     Votes
              Matter                               For     Against
              ------                            ---------- -------
              (1). Colin D. Meadows............ 13,672,754 702,484
                   R. Craig Kennedy............ 13,723,395 651,843
                   Hugo F. Sonnenschein/(P)/...        709       0

The Meeting was adjourned until August 14, 2012, with respect to the following proposals:

(1). Approval of an Agreement and Plan of Redomestication that provides for the reorganization of the Fund as a Delaware statutory trust by the holders of Common Shares and Preferred Shares voting separately.

(2). Approval of an Agreement and Plan of Merger that provides for the Fund to merge with and into Invesco Van Kampen Municipal Opportunity Trust by holders of Common Shares and Preferred Shares voting separately.

The results of the voting on the above matters were as follows:

                                     Votes    Votes   Votes   Broker
          Matters                     For    Against Abstain Non-Votes
          -------                  --------- ------- ------- ---------
          (1). Common Shares...... 7,912,967 329,715 200,927 6,071,846
               Preferred Shares...       709       0       0         0

          (2). Common Shares...... 7,857,112 361,337 225,160 6,071,846
               Preferred Shares...       709       0       0         0

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/(P)/Election of Trustee by preferred shareholders only.